Exhibit 23.1







                       CONSENT OF INDEPENDENT ACCOUNTANTS




To the Board of Directors of 3D Systems Corporation:

We consent to the incorporation by reference in this registration statement of 3D Systems Corporation on Form S-8 of our report dated February 24, 1998, on our audits of the consolidated financial statements and financial statement schedule of 3D Systems Corporation as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996, and 1995, which report is included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 which is incorporated herein by reference.


/s/ PRICE WATERHOUSE COOPERS LLP

Los Angeles, California
July 8, 1998


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